Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-116864, 333-143164, and 333-159422 of Cabela's Incorporated on Form S-8 of our report dated June 29, 2011, appearing in the Annual Report on Form 11-K of Cabela's Incorporated 401(k) Savings Plan for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 29, 2011